SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: THE SAGE VARIABLE ANNUITY ACCOUNT A-NY

Address of Principal Business Office:

     70 West Red Oak Lane
     White Plains, NY 10604

Telephone Number:  (203) 602-6500

Name and Address of Agent for Service of Process:
      James F. Bronsdon
      Sage Life Assurance Company of New York
      70 West Red Oak Lane
      White Plains, NY 10604

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES


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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Stamford and State of Connecticut on the 7th day of August, 2000.



                               SIGNATURE: THE SAGE VARIABLE ANNUITY ACCOUNT A-NY
                                               Registrant

                                     By: SAGE LIFE ASSURANCE COMPANY OF NEW YORK

                                     By: /S/ ROBIN I. MARSDEN
                                         ----------------------------------

                                         President & Chief Executive Officer
                                         ----------------------------------
                                                       Title

ATTEST: /S/ JAMES F. BRONSDON
        --------------------------
                Name

         Vice President
        --------------------------
                 Title